EXCLUSIVE LICENSE AGREEMENT

This LICENSE AGREEMENT, made effective as of the 9th day of January 2007, by and between GS CLEANTECH CORPORATION, a Delaware corporation having its principal place of business at One Penn Plaza, Suite 1612, New York, New York 10119 (hereinafter referred to as "Licensor"), GS AGRIFUELS CORPORATION, a Delaware corporation having its principal place of business at One Penn Plaza, Suite 1612, New York, New York 10119 (hereinafter referred to as "GSGF" or "Licensee").

                                   BACKGROUND

WHEREAS, Licensor has invented, acquired and/or licensed new patented and patent-pending implementations of several technologies to produce Biomass-derived fuels and energy and/or Precursors to Biomass-derived fuels and energy and owns other intellectual property and know how relating thereto, with possible applications in activities relating to the Field of Use, as such term is hereinafter defined; and,

WHEREAS, Licensor is party to that certain Technology Acquisition Agreement, as amended, with Cantrell Winsness Technologies, LLC, David Winsness, John W. Davis, and Gregory P. Barlage (the "COES Agreement"), pursuant to which the Licensor acquired Licensor's corn oil extraction technology (the "COES") subject to certain ongoing fee, royalty and commercialization obligations;

WHEREAS, Licensor and Licensee are party to that certain Distribution Agreement, as amended, with ZeroPoint Clean Tech, Inc., pursuant to which Licensee was granted exclusive distribution rights to ZeroPoint's biomass gasification and related technologies (the "Gasifier") in the North American corn ethanol production industry and non-exclusive distribution rights in other markets, and pursuant to which Licensor granted ZeroPoint certain reciprocal non-exclusive marketing rights to its COES and other technologies; and,

WHEREAS, Licensee wishes to develop and use the COES for activities relating to the Field of Use.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.       Definitions

     (a)  Patent Rights

     Patent Rights shall mean the: (i) United States Patents and United States Patent Applications described and included in Exhibit A, attached hereto, and any United States Patents that issues therefrom; (ii) any United States Letters Patent now owned or controlled by Licensor under which Licensor has the right to grant licenses that are related to the technology described in the Letters Patent or that incorporate or improve upon such United States Letters Patent; and (iii) any division, reissues, continuations-in-part, and extensions of the foregoing now owned, or which may be owned, by Licensor or under which they now have, or may in the future have, the right to grant licenses and shall include Foreign Patent Rights. "Foreign Patent Rights" shall mean all letters patent claiming priority from or based upon the Patent Rights and recognized in jurisdictions where the Patent Rights are not, without further action, recognized, and which provide the protection and benefits to the holder thereof substantially the same as the holder of the Patent Rights enjoys in the United States.

     (b)  Field of Use

     Field of Use shall mean the production and sales of (i) Biomass-derived fuels and energy, such as ethanol, biodiesel, and other synthetic gases and fuels, and/or (ii) Precursors to Biomass-derived fuels and energy, such as corn oil and algae (hereinafter referred to as "Field of Use").

     (c)  Gross Sales

     Gross Sales shall mean the net revenues received by Licensee deriving from the production and sales of (i) Biomass-derived fuels and energy, such as ethanol, biodiesel, and other synthetic gases and fuels, and/or (ii)
     Precursors  to  Biomass-derived  fuels and  energy  deriving  from the COES
     (including corn oil and corn oil derived biodiesel), Tornado Generator and/or CO2 Bioreactor technologies. Such Gross Sales shall not include excise, sales, or production taxes, if any, paid by Licensee.

     (d)  Biomass

     Biomass shall mean carbonaceous biological matter comprised of plant and animal materials including materials comprised of or deriving from plants, animals, algae, agriproducts, paper, sewage and wastes and/or co-products containing plant and/or animal matter.

     (e)  Precursor

     A Precursor shall mean a raw material comprised of Biomass that can be converted into fuels and/or energy.

     (f)  Extraction System

     For the purposes hereof, an "Extraction System" shall refer to ONE (1) system based on the COES and consisting of the equipment and components necessary to extract about ONE MILLION FIVE HUNDRED THOUSAND GALLONS (1,500,000) of corn oil (which amount is more precisely defined as about 3% of the nameplate ethanol production capacity of the ethanol facility at which the Extraction System is installed).

2.       The License

     Under the terms and conditions hereof, Licensor hereby grants to the Licensee an EXCLUSIVE license to use the COES, any Licensor Patent Rights (including any Foreign Patent Rights) now held or hereafter acquired pertaining to the COES, and the technology, inventions and equipment inherent therein for and in any relating to the Field of Use, set forth above within the Territory defined below. The foregoing license grant shall hereinafter be referred to as the "License."

          (a)  Territory

          The territory to which this exclusive License applies is the maximum territory possible (the "Territory"); the Licensor and Licensee agree and acknowledge that the term "Territory" shall, regardless of context, be construed as broadly as possible.

          (b)  COES Fees and Royalties

               (i)  License Fee

                    The Licensee shall pay Licensor a one-time fee equal to FIVE CENTS ($0.05) per gallon of installed and commissioned corn oil production capacity (the "COES License Fee"), which COES License Fee shall be paid to Licensor in cash upon the commissioning of each Extraction System; provided, however, that the payment of the COES License Fee shall be subject to the terms and conditions of Section 2(b)(iii) hereof.

               (ii) Royalty

                    During the term of this Agreement, for any and all use by or for the benefit of Licensee of the COES (as defined with more precision in Exhibit A) in the Field of Use, the Licensee shall pay to the Licensor a royalty fee equal to the greater of either (x) TEN CENTS ($0.10) per gallon of corn oil extracted for so long as COES extraction systems continues to extract corn oil or (y) THREE PERCENT (3%) of Licensee's Gross Sales deriving from the sale of biodiesel produced from corn oil (the "COES Royalty"), which amount shall be paid in cash on a monthly basis commencing 30 days after the commissioning of each corn oil extraction system; provided, however, that the payment of the COES Royalty shall be subject to the terms and conditions of Section 2(b)(iii) hereof.

               (iii) Contingencies

                    (1)  Licensor Financed Extraction Systems

                    In the event that the Licensor finances and commissions any Extraction Systems, the Licensor shall retain the right to purchase and sell the corn oil extracted from any such Extraction System(s). The Licensor shall have the right to sell any such corn oil to any third party until such time as the Licensee commences production at a Licensee owned biodiesel facility, after which time the Licensee shall

                    (A) purchase, on a TAKE OR PAY basis, the corn oil extracted with any such Extraction System(s) at a rate equal to SEVENTY FIVE PERCENT (75%) of the then-prevailing preceding month's average "spot" price for diesel fuel, which price will be based on the average of the previous month's daily closing New York Harbor and U.S. Gulf Coast spot prices for diesel fuel) (the "Diesel Spot") until such time as

                    (B) Licensee (x) purchases any such Extraction System(s) from Licensor at a rate equal to Licensor's cost for such Extraction System(s) and all related necessary balance of plant plus 20%, (y) pays Licensor the applicable COES License Fee as provided for in Section 2(b)(i) hereof, and (z) begins paying Licensor the COES Royalty as provided for in Section 2(b)(ii) hereof.

                    (2) Licensee Financed Extraction Systems; First 5 Million Gallons of Biodiesel

                    In the event that Licensee finances and pays for the commissioning of any Extraction System(s) pursuant to the terms of Section 2(c)(i) hereof, and until such time as a cumulative total of FIVE (5) million gallons of corn oil derived biodiesel have been sold, then Licensee shall (x) pay Licensor the applicable COES License Fee as provided for in Section 2(b)(i) hereof upon commissioning of any such Extraction System(s), and (y) begin paying Licensor the COES Royalty as provided for in Section 2(b)(ii) hereof commencing 30 days after Licensee initiates production and sales of corn oil derived biodiesel.

                    (3)  Licensee  Financed  Extraction   Systems;   Ongoing  of
                         Biodiesel

                    In the event that Licensee finances and pays for the commissioning of any Extraction System(s) pursuant to the terms of Section 2(c)(i) hereof, and after such time as a cumulative total of FIVE (5) million gallons of corn oil derived biodiesel have been sold, then Licensee shall (x) pay Licensor the applicable COES License Fee as provided for in Section 2(b)(i) hereof upon commissioning of any such Extraction System(s), and (y) begin paying Licensor the COES Royalty as provided for in Section 2(b)(ii) hereof commencing immediately after commissioning of any such Extraction System(s).

                    (4)  Corn Oil Sales; Permitted Parties

                    In the event that either Licensor or Licensee purchase corn oil extracted from the COES as provided hereunder and do not sell any such corn oil to, or process any such corn oil in, a Licensee owned biodiesel facility, then Licensor and Licensee agree that any sales of any such corn oil shall be sold according to the following preferences:

                                    (A)     First, to any third party biodiesel
                                            producer utilizing the biodiesel
                                            production technology and equipment
                                            of Licensee's NextGen Fuel, Inc.
                                            subsidiary;

                                    (B)     Second, to any third party biodiesel
                                            producer operating at most two
                                            biodiesel facilities;

                                    (C)     Third, to any other mutually agreed
                                            upon third party biodiesel producer;
                                            and,

                                    (D)     Fourth, to any third party for any
                                            purpose other than biodiesel
                                            production.

                                    Under no circumstances shall Licensor enter into contracts obligating it to sell or deliver corn oil longer than one month in duration without the written consent of Licensee.

                  (iii)    Commercialization Requirements

                    The Parties agree and acknowledge that the Licensee was formed and capitalized specifically to raise the capital necessary to fully commercialize and implement a go-to-market strategy in the Field of Use that is substantially based on the Technologies. An essential element of the Parties' respective inducement to enter into this Agreement is that the Licensee shall obtain such financing and properly commercialize the COES. In addition, the Licensor is itself subject to certain commercialization requirements relative to the COES pursuant to the COES Agreement. Accordingly, the Licensee and the grant of this License shall be subject to the following requirements with respect to the commercialization of the COES:

                           (1)      Cumulative Sales

                    Licensee shall cause the commissioning of THREE (3) Extraction Systems on or before December 31, 2008, and an additional FIVE (5) Extraction Systems, for a total of EIGHT
                    (8) Extraction Systems, on or before December 31, 2009, and an additional FIVE (5) Extraction Systems per year for each year thereafter up to a total of EIGHTEEN (18) Extraction Systems on a cumulative basis; provided, however, that Licensee's obligation hereunder shall be contingent upon equipment or component availabilities. The cumulative aspect of this requirement shall mean that Purchaser shall receive credit for all Extraction Systems commissioned, regardless of the time of such commissioning, during the Term hereof.

                           (2)      Opportunity to Cure; Pre-Payment

                    In the event that Licensee fails to in any way cause the commissioning of the above stated number of Extraction Systems on or before the dates specified above, then Licensee shall have the opportunity to cure any such failure by pre-paying a fee equal to TWENTY PERCENT (20%) of Licensor's gross margin on the sale of any such Extraction System(s) which amount, at a minimum, would otherwise have been earned by Licensor upon the commissioning of the then-current required number of Extraction Systems (the "Extraction Fee"). For example, if Licensee has only caused the commissioning of SEVEN (7) Extraction Systems on or before December 31, 2009, but pre-pays the Extraction Fee for ONE (1) Extraction System, then Licensee shall be deemed to have satisfied its requirement as of December 31, 2009. Similarly, if Licensee has only caused the commissioning of SEVEN (7) Extraction Systems on or before December 31, 2009, but then pre-pays the Extraction Fee for ELEVEN (11) Extraction Systems, then Licensee shall have no further obligation pursuant to this Section.

                  (iv)     Minimum Annual Royalty

                    Licensee shall pay Licensor a minimum annual royalty of ONE MILLION DOLLARS ($1,000,000) per year commencing with the FIRST (1st) ANNIVERSARY of the execution hereof (the "Minimum Annual Royalty") for all use of the COES. In the event that Licensee fails to pay any Minimum Annual Royalty when due as provided for hereunder, the Licensor shall provide Licensee with reasonable written notice of said failure to pay. Licensee shall thereafter pay any Minimum Annual Royalty payments that may be due to Licensor within NINETY (90) DAYS after its receipt of any such notice. In the event that Licensee fails thereafter to pay any Minimum Annual Royalty payments that may be then due, the Licensor shall have the right to revoke Licensee's exclusivity for the Field of Use.

         (c)      Design-Build and Engineering Services; Equipment Sales

                  (i)      To Licensee Facilities

                    Licensee and/or its designated affiliate shall EXCLUSIVELY (unless waived by Licensor in writing) purchase Extraction Systems and any other equipment and components central to the initial and ongoing application of the COES (the "Equipment") and retain Licensor to provide design-build, process engineering and ongoing technical services relating to the design, construction and ongoing operation of all processing facilities based on the COES and all Licensee biodiesel and related processing facilities (the "Services") on a cost plus 20% basis.

(ii)     To Third Parties in Favor of Licensee

                    The Licensor shall retain the right to directly sell Equipment and services based on the COES to third parties in the Field of Use provided that the Licensor shall, unless waived in writing by Licensee, expressly condition any such sale upon the grant by the relevant third party to the
                    Licensee of the exclusive ongoing rights to purchase Precursors produced by the COES for so long as any such third party uses the COES equal to no more than SEVENTY FIVE PERCENT (75%) of Diesel Spot.

                  (iii)    Reciprocal Marketing Rights; Gasifier

                    As additional consideration for the rights granted to Licensee hereunder and in view of Licensor's non-exclusive grant of certain marketing rights to ZeroPoint for Licensor's COES and Tornado Generator technologies, Licensor shall have the non-exclusive right to market and sell Gasifier systems outside of the Field of Use pursuant to the conditions of Section 1.1(b) and Section 1.1(b)(i) of the ZeroPoint Agreement.

         (f)      Carbon Credits

                    Licensor shall retain exclusive ownership of any carbon credits, emissions offsets, renewable energy certificates, energy efficiency certificates and similar attributes based on the use by Licensee and/or its affiliates and/or other permitted users of the COES and all products deriving therefrom (the "Attributes"); provided, however, that Licensee shall receive a reverse commission of FIVE PERCENT (5%) of Licensor's sales deriving from its sale of the Attributes. Licensor and Licensee shall use their collective best efforts to design, build, implement and operate the Technologies and facilities based on COES and all products deriving therefrom in a manner that enables Licensor to retain ownership of the Attributes.

         (g)      Best Efforts Cooperation

                  The parties shall use their respective best efforts to cooperate with each other relative to the use of the COES and all products deriving therefrom.

         (h)      Sublicense and Assignment to Majority Owned Subsidiaries
                  Permitted

                    The License to the COES granted herein may not be sub-licensed or assigned, or in any way transferred by the Licensee except to Licensee's majority owned subsidiaries without Licensor's prior written consent, which consent shall not be unreasonably withheld.

         (i)      Right of First Offer; CO2 Bioreactor; Tornado Generator

                    In the event that the Licensor desires to license its CO2 Bioreactor technology and/or its Tornado Generator technology for applications in the Field of Use, then Licensor shall provide Licensee with the first right of offer with respect to any such license. In addition, in the event that Licensor produces Precursors with its CO2 Bioreactor technology or processes Biomass into Precursors with its Tornado Generator technology, then Licensor shall provide Licensee with the right of first offer with respect to the purchase of any such Precursors.

3.       Restrictive Covenants

         (a)      Confidential Information

                    Each party acknowledges that during the term of this Agreement and otherwise pursuant to the terms hereof, each party shall have access to certain written and non-written information of the other which the disclosing party considers confidential and proprietary ("Confidential Information"). In consideration for the non-disclosing party being granted access to such Confidential Information and for the other benefits hereunder, the non-disclosing party hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, the non-disclosing party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the disclosing party obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information. As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of the disclosing party which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, the disclosing party financial statements; customer and potential customer identities; names and qualifications of the disclosing party employees, suppliers; pricing methodologies and profit margins, including
                    information   regarding   competitive   bids,   business  or
                    acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by the disclosing party in connection with its business, and the existence and terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of the non-disclosing party or its employees or agents.

4.       Advertising

The Licensor shall permit, without limitation, Licensee's publishing of photographs and other reproductions of the Technologies, drawings and specifications included with the relevant patent application, and narrative portions of any work authored by either the Inventor or Licensor or the Licensee relating to or describing the Technologies or their uses, including but not limited to descriptions and narratives in any patent application or submittal and in any submission to the United States Patent Office, the United States Environmental Protection Agency or any other governmental (Federal State or Municipal) entity which has jurisdiction over the manufacture, sale, distribution, promotion or use of the Technologies. Licensor hereby grants to Licensee a limited, royalty-free license to use any such works of authorship for such purpose within the Territory. Nothing in this License Agreement shall be construed as conferring upon the Licensee any right to include in advertising, packaging or other commercial activities related to the Licensed Patent Rights, any reference to the Licensor, its trade names, trademarks or service marks in a manner that would be likely to cause confusion or to indicate that any product manufactured pursuant to the Licensed Patent Rights is certified by the Licensor.

5.       Warranties

Licensor hereby warrants to, or as the case may be covenants with, the Licensee:
(i) that it has full authority and right to grant the License and to enter into and perform its obligations hereunder, (ii) that the Patent Rights are valid, and of a duration limited only by national statutes relating thereto, (iii) that the License is valid (iv) that neither the Technologies, nor the Patent Rights, nor Licensee's rights hereunder, are known to infringe upon the patent, trademark, license, or other intellectual property rights of any person, and (v) that no person's activities as of the date hereof are known to infringe upon the Licensor's rights under the Patent Rights. Licensor does not warrant and it will be the responsibility of Licensee to secure all required licenses, approvals, permits, and authorizations necessary, for Licensee to manufacture, sell or distribute equipment based on the Technologies for the Permitted Applications contemplated by this License everywhere such equipment based on the Technologies are intended to be manufactured, used, sold, or distributed as contemplated by this License.

6.       Infringement and Invalidation

Licensor or Licensee may take appropriate action to protect the integrity of the License and to stop infringement by any other person upon the rights of Licensor and Licensee under the Patent Rights and the rights of Licensee hereunder. Licensor shall have the primary right (but not obligation) to bring legal action against a perceived infringer of the Patent Rights within the Territory and within Field of Use at Licensor's own expense; provided, however, that if Licensor fails to do so, Licensee may do so at Licensee's own expense. In the event either Licensee or Licensor takes any such action, Licensor and Licensee shall cooperate with each other, participating in any litigation initiated as reasonably requested and providing oral and written testimony in connection therewith. If Licensee takes any such action, it shall be entitled to any and all money damages awarded (or received in settlement) as a result of any such infringement. In the event the Patent Rights are invalidated in whole by reexamination or reissue proceedings in the U.S. Patent and Trademark Office, or by judgment of a U.S. District Court (which judgment is not over-turned on appeal) and as a result thereof Licensee's right or ability to manufacture, develop, sell, or otherwise deal with the Technologies under the terms of this License Agreement is terminated, then Licensee at its sole election shall be entitled to terminate this Agreement without further obligation to Licensor.

7.       Payment of the Royalties

So long as Licensee is obligated to pay the Royalty Fees under this License Agreement, the Licensee shall keep an accurate account of all sales, leases, sub-license agreements, and gross revenues for the applicable projects and, within 30 days after the end of each calendar quarter, render to Licensor yearly gross income statements to the Licensor, including statements of accrued or estimated Royalty Fees payable, and Licensee shall pay to the Licensor the amount of the Royalty Fees payable no less frequently than monthly and no later than fifteen (15) days following each calendar month end. The Licensor shall have the right, at Licensor's own expense and not more often than once in any calendar year, to have an independent certified public accountant acceptable to Licensee examine the books of the Licensee in relation to the applicable projects to verify the Royalty Fee statements, and Royalty Fees due Licensor pursuant to this License Agreement. If it is determined after such examination that the Licensee owes the Licensor additional fees, the Licensee shall reimburse the Licensor for all costs associated with the examination and collection of funds.

8.       Licensor's Obligations

In addition to all other obligations of Licensor hereunder, Licensor shall either (i) pay all fees and annuities necessary to maintain the Patent Rights and the Foreign Patent Rights, or (ii) notify Licensee on a timely basis of its intent not to pay such fees or annuities and to provide Licensee a reasonable opportunity to pay such maintenance fees or annuities. In order to support the License at all times during the term of this Agreement, Licensor shall supply Licensee with copies of any and all documents indicating its rights to patents, patent applications, trademarks, copyrights, and any and all other related material that substantiates Licensor's ability to grant the License to Licensee worldwide in any and all domestic and international markets. Licensor shall also provide to Licensee any and all drawings, specifications, and any and all other then-existing material necessary to enable and to support Licensee's manufacturing of the Products, notwithstanding the right of first refusal terms hereof, worldwide in any and all domestic and international markets.

9.       Improvements to the Technologies

The Licensor shall retain the exclusive ownership of the Technologies and any and all developments and improvements thereto, whether made by the Licensor and/or the Licensee (the "Development and Improvements"), provided, however, that any such Developments and Improvements shall be incorporated into the scope of the License and the Licensee shall have the continuing exclusive rights in the Territory to any such Developments and Improvements for applications related to the Field of Use on the terms and conditions specified herein.

(a)      Disclosure

          If either party at any time makes Developments and Improvements to the Technology, then the developing party shall communicate any such Developments and Improvements to the non-developing party as soon as reasonably practicable, including any and all drawings, specifications, analytical and other reports, and any other information and material in any way related to any Developments and Improvements.

10.      Term and Termination

This Agreement shall commence on the Effective Date and shall continue for an initial term of TWENTY (20) YEARS. This Agreement and the License shall automatically renew for an additional one-year period, which additional one year period provided that the Licensee is and remains in compliance with the terms hereof. Similarly, this Agreement and the License shall renew for successive ONE
(1) YEAR periods in perpetuity for so long as the Licensee continues to remain in compliance with the terms hereof for the previous ONE (1) YEAR period.

If the Licensee at any time defaults in fulfilling any material obligations hereunder, or under any financing agreement between Licensor and Licensee, and such default is not cured within NINETY (90) DAYS after written notice thereof is given by Licensor to Licensee, Licensor shall have the right to terminate this Agreement and the License by giving written notice of termination to the Licensee.

11.      Miscellaneous

         (a)      Assignments Permitted

                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         (b)      Sub-licenses Permitted

               Licensee may grant sub-licenses to the extent necessary to generate revenues with the Technologies in its Territory, and Licensee's customers shall have the benefit of the License solely for their own use, and manufacturers, fabricators and installers of the equipment based on the Technologies specifically for Licensee shall have the benefit of the License solely in connection with their manufacturing, fabrication and installation operations of equipment and/or products in the Field of Use.

         (c)      Governing Law

               This Agreement shall be considered made in New York, and it shall be governed by and construed under the laws of the United States of America and New York. In the event of litigation between the parties pursuant to any term or provision of this Agreement, then the prevailing party in any such litigation shall be entitled to an additional award of its attorneys' fees actually incurred in the course of such litigation.

         (d)      Insurance

               During the Term of this Agreement, and for so long as each relevant party sells products based on the Technologies, such party shall maintain adequate products liability insurance covering its manufacture and sale of products based on the Technologies providing coverage for damages (and legal defense), and the insuring party shall provide coverage for the non-insuring party as additional insureds under such insurance policy.



(e)      Entire Agreement

               This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and communications relating to its terms. Accordingly, notwithstanding any provision of this Agreement to the contrary, GSGF, if it elects to do so, shall be entitled to assign its rights and obligations under this Agreement to its parent company, GSGF Corporation, or any of its subsidiaries. No amendment or modification of this Agreement shall be binding unless signed by the party against whom enforcement is sought.

         (f)      Indemnification

               Each party shall indemnify and hold harmless the other party and its affiliates or other related entities from and against any and all losses, damages, liabilities and claims (including legal fees and costs) arising out of any breach of any of the breaching party's obligations contained in or made pursuant to this Agreement.

               IN NO EVENT WILL LICENSOR'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF THE CUMULATIVE LICENSE FEES AND ROYALTY FEES PAID UNDER THIS AGREEMENT AS OF THE DATE THE INDEMNIFICATION OBLIGATION ARISES. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

         (f)      Waiver

               Either party's waiver of any default under this Agreement by the other shall not constitute a waiver of any subsequent or like default or of its right to insist upon strict performance thereof. All remedies of either party shall be cumulative and no choice or remedy shall be deemed an election to the exclusion of any other remedy.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



GS CLEANTECH CORPORATION



By:     /s/ David Winsness
        -------------------------------------
            David Winsness
            Chief Executive Officer





GS AGRIFUELS CORPORATION



By:      /s/ Thomas W. Scozzafava
         -----------------------------------
             Thomas W. Scozzafava
             Chief Executive Officer

                                    EXHIBIT A



                    DETAILED DESCRIPTION OF THE TECHNOLOGIES



Corn Oil Extraction Technology

Certain intellectual property rights to a method, process and/or apparatus to extract oil from distillers dried grain and other materials as provided for in United States Patent Application Nos. 11/122,859, 11/241,231, 60/773,947,
60/813,264, PCT/US05/28937 and PCT/US06/009238 (the "Patent Application") and any United States Patent that issues therefrom; any continuing, reissue, continuation-in-part, and extension application based on the Patent Application now owned, or which may be owned, by Seller or under which Seller now has, or may in the future have, the right to grant licenses; (iii) all know how, confidential, and trade secret information now known to Seller pertaining to the technology described in the Patent Application.